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                                                                      EXHIBIT 21


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      SUBSIDIARY NAME                       STATE OF INCORPORATION             % OWNED


Associated Pharmacies, Inc.                       Arkansas                      100%

VC Services, Inc.                                 Minnesota                     100%

Pharmaceutical Buyers, Inc.                       Arkansas                       50%

Jaron, Inc.                                       Florida                       100%

D & K Receivables Corporation                     Delaware                      100%

Jewett Drug Co.                                   South Dakota                  100%

Tykon, Inc.                                       Wisconsin                     100%

Southwest Computer Systems, Inc.                  Arkansas                      100%
             (inactive)

U.P.C., Inc. (inactive)                           Minnesota                     100%
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